SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Donaldson Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (CST) on Friday, November 16, 2007
PLACE:	Donaldson Company, Inc. Corporate Offices, Campus West (new location) 2001 West 94th Street, Suite 103, Minneapolis, Minnesota 55431.
ITEMS OF BUSINESS:	(1) To elect four directors;
(2) To ratify the appointment of PricewaterhouseCoopers LLP as Donaldson Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2008; and
(3) To transact other business that properly comes before the meeting.
RECORD DATE:	You may vote if you are a stockholder of record at the close of business on September 21, 2007.
PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. Please follow the instructions provided with your proxy card and promptly vote your proxy by telephone, internet or by signing and returning the enclosed proxy card. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.
PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

By Order of the Board of Directors

Norman C. Linnell
Secretary

Dated: October 5, 2007

i

DONALDSON COMPANY, INC.

1400 West 94th Street
Minneapolis, Minnesota 55431

PROXY STATEMENT
Mailing Date: October 5, 2007

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1
Election of Directors
         Four current directors, William M. Cook, Michael J. Hoffman, Willard D. Oberton and John P. Wiehoff, are recommended for election to the Board of Directors at the annual meeting. Information on the nominees is provided on page 7. Directors are elected for a three-year term so that approximately one-third are elected at each annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the election of each director nominee.

Item 2
Ratification of the Appointment of Independent Registered Public Accounting Firm
         The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers LLP”) as Donaldson Company’s independent registered accounting firm to audit the Company’s financial statements for fiscal year 2008, and is requesting ratification by the stockholders.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Donaldson Company’s independent registered accounting firm to audit the Company’s financial statements for fiscal year 2008.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Proxy Statement?
A:	Because the Board of Directors of Donaldson is soliciting proxies for use at the annual meeting to be held on November 16, 2007 and you are a Donaldson stockholder as of the close of business on the record date of September 21, 2007. Only stockholders of record are entitled to vote at the annual meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 79,269,500 shares of common stock outstanding as of close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.
This Proxy Statement summarizes the information you need to know to vote. We first mailed the Proxy Statement and proxy card to stockholders on or about October 5, 2007.
Q:	What am I voting on and what does the Board recommend?
A:	1. The election of four directors; and
2. The ratification of the appointment of our independent registered public accounting firm for fiscal year 2008.
THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Q:	How do I vote if I am a stockholder of record?
A:	If you are a stockholder of record you may vote using any ONE of the methods set forth on your enclosed proxy card:
1. VOTE BY PHONE TOLL FREE 1-800-690-6903 QUICK *** EASY *** IMMEDIATE
2. VOTE BY INTERNET — http://www.proxyvote.com
3. VOTE BY PROMPTLY MAILING YOUR PROXY CARD — COMPLETE AND SIGN
4. VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING
If you participate in the Donaldson Dividend Reinvestment Program open to all stockholders and administered by the transfer agent, your shares in that program have been added to your other holdings and are included on your proxy card.
If you participate in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in that program have been added to your other holdings and are included on your proxy card.
Q:	How do I vote if I hold stock through a Donaldson employee benefit plan?
A:	We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy cards. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).
If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of methods 1–3 above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 13, 2007.
Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.
Q:	How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?
A:	If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

Q:	What does it mean if I receive more than one proxy card?
A:	It means that you have multiple accounts with banks or stockbrokers or with the transfer agent. PLEASE VOTE ALL OF YOUR SHARES.
Q:	What if I change my mind after I vote my shares?
A:	You can revoke your proxy at any time before it is voted at the meeting by:
1. Sending written notice of revocation to the Company Secretary;
2. Submitting a properly signed proxy card with a later date;
3. Voting by telephone or internet at a time following your prior telephone or internet vote; or
4. Voting in person at the annual meeting.
Q:	How are the votes counted?
A:	For item (1), the election of directors, you may 1) vote for all of the nominees, 2) withhold your vote from all of the nominees or 3) withhold your vote from a specifically designated nominee. For item (2), the ratification of the appointment of our independent registered public accounting firm, you may vote (or abstain) by choosing For, Against or Abstain.
If you abstain from item (2), your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal.
If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange Rules permit brokers discretionary authority to vote on items (1) and (2), if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on your behalf.
We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc. which tabulates the votes received.
Q:	What if I do not specify how I want my shares voted?
A:	If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, they will be voted FOR the election of all director nominees, and FOR the ratification of the appointment of the independent registered public accounting firm.
Q:	How many shares must be present to hold the meeting?
A:	A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:
1. Have properly voted your proxy by telephone, internet or mailing of the proxy card; or
2. Are present and vote in person at the meeting.
Q:	How many votes are needed to approve each item?
A:	The vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting is required for election as a director. This means that, since stockholders will be electing four directors, the four nominees receiving the most votes will be elected. Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.
Q:	How will voting on any other business be conducted?
A:	We do not know of any business to be considered at the 2007 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the annual meeting, your shares will be voted by the holders of the proxies in their discretion.

Q:	Who may attend the meeting?
A:	All Donaldson stockholders of record as of the close of business on September 21, 2007 may attend.
Q:	Where do I find the voting results of the meeting?
A:	We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2008 to be filed with the Securities and Exchange Commission.
Q:	How do I submit a stockholder proposal?
A:	If you wish to include a proposal in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 7, 2008. Please send your proposal to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Under our bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2008 annual meeting without having your proposal included in our Proxy Statement:
» You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 19, 2008 and August 18, 2008.
» Your notice must contain the specific information required in our bylaws. If you would like a copy of our bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.
Q:	Who pays for the cost of proxy preparation and solicitation?
A:	Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by email, telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 21, 2007:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	4,456,600(2)	5.6

(1)	Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan - 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 6,400,907 shares, or 8.1%, of the Company’s common stock as of September 21, 2007. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the employee participants. Fidelity’s business address is 82 Devonshire Street, Boston, MA, 02109.
(2)	Based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on January 12, 2007, Columbia Wanger Asset Management, L.P., an investment advisor, reported that it has sole power to dispose of or direct the disposition of 4,456,600 shares, sole power to vote or direct the vote of 4,256,000 shares and shared power to vote or direct the vote of 200,000 shares.

The following table shows information regarding the beneficial ownership of the Company’s common stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units, as of September 21, 2007, by each director, each of the Named Executive Officers (as identified on page 26) and all executive officers and directors of the Company as a group. The definition of beneficial ownership includes (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 21, 2007. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)(4)(5)	Percent of Common Shares	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column

William M. Cook	909,401	1.1	199,172	521,087
Thomas R. VerHage	100,519	*	28,278	52,000
Lowell F. Schwab	441,682	*	31,831	218,251
Charles J. McMurray	130,515	*	5,063	79,500
Geert Henk Touw	144,390	*	5,675	64,000
Jack W. Eugster	105,781	*	—	55,374
Janet M. Dolan	107,812	*	—	72,800
F. Guillaume Bastiaens	88,824	*	—	72,800
John F. Grundhofer	77,754	*	—	28,800
Jeffrey Noddle	66,552	*	—	50,400
Paul D. Miller	52,278	*	—	43,200
John P. Wiehoff	36,300	*	—	28,800
Michael J. Hoffman	17,920	*	—	14,400
Willard D. Oberton	8,835	*	—	7,200
Directors and Executive Officers as a Group	2,784,504	3.5	293,399	1,606,867

*Less than 1%
(1)	Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.
(2)	Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Cook, 43,412 shares; VerHage, 397 shares; Schwab, 21,379 shares; McMurray, 20,851 shares; Touw, 49,632 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Cook, 9,804 shares; VerHage, 1,844 shares; Schwab, 5,893 shares; McMurray, 1,058 shares; Touw, 3,270 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.
(3)	Deferred stock units that have vested and been deferred are included in the beneficial ownership totals and in the percent of ownership (columns 1 and 2) however, the beneficial owner has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for employees during the period from 1987 to 1996. ESOP phantom stock units are held by the Named Executive Officers in the following amounts: Cook, 5,352 units; VerHage, 0 units; Schwab, 6,435 units; McMurray, 0 units; Touw, 5,675 units; all directors and officers as a group, 19,054 units.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the Named Executive Officers in the following amounts: Cook, 25,197 units; VerHage, 0 units; Schwab, 0 units; McMurray, 0 units; Touw, 0 units; all directors and officers as a group, 25,197 units.
The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the Named Executive Officers in the following amounts: Cook, 84,712 units; VerHage, 0 units; Schwab, 0 units; McMurray, 0 units; Touw, 0 units; all directors and officers as a group, 84,712 units.
The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the Named Executive Officers in the following amounts: Cook, 83,911 units; VerHage, 28,278 units; Schwab, 25,396 units; McMurray, 5,063 units; Touw, 0 units; and all directors and officers as a group, 164,436 units.
(4)	Includes the following shares held in the non-employee director’s deferred stock account trust: Eugster, 24,131 shares; Dolan, 22,154 shares; Bastiaens, 6,714 shares; Grundhofer, 19,877 shares; Noddle, 14,722 shares; Miller 8,678 shares; Wiehoff, 7,300 shares; Hoffman 3,520; and Oberton, 635 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.
(5)	Includes 27,237 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power.

ITEM 1: ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of Mr. Cook, Mr. Hoffman, Mr. Oberton and Mr. Wiehoff expire at the annual meeting.

The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

The Board of Directors recommends that stockholders vote FOR the election of each director nominee.

The table on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

Name	Principal Occupation and Business Experience

Terms Expiring in 2007:
William M. Cook Age – 54 Director since 2004	Chairman (2005), Chief Executive Officer and President of the Company since August 2004. Previously, Senior Vice President and Chief Financial Officer (2001-2004); Senior Vice President, International; and Senior Vice President, Commercial and Industrial (1996-2000).
Michael J. Hoffman Age – 52 Director since 2005	Chairman (2007), Chief Executive Officer (2005) and President (2004) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Group Vice President (2001-2004); Vice President and General Manager (2000-2001).
Willard D. Oberton Age – 49 Director since 2007	Chief Executive Officer (2002) and President (2001) of Fastenal Company, an industrial and construction supplies company. Previously, Chief Operating Officer (1997-2002) and Executive Vice President (2000-2001).
John P. Wiehoff Age – 46 Director since 2003	Chairman (2007), Chief Executive Officer (2002) and President (1999) of C.H. Robinson Worldwide, Inc. transportation, logistics and sourcing company. Also a director of Polaris Industries, Inc.
Name	Principal Occupation and Business Experience

Terms Expiring in 2008:
F. Guillaume Bastiaens Age – 64 Director since 1995	Vice Chairman (1998) of Cargill, Inc., a provider of food, agricultural and risk management products and services. Also a director of The Mosaic Company.
Janet M. Dolan Age – 57 Director since 1996	President of Act III Enterprises, a consulting firm. Retired Chief Executive Officer (1999-2005) and President (1998-2005) of Tennant Company, a manufacturer of indoor and outdoor cleaning solutions and specialty coatings. Also, a director of The St. Paul Travelers Companies, Inc.
Jeffrey Noddle Age – 61 Director since 2000	Chairman, Chief Executive Officer and President of SUPERVALU INC., a food retailer and provider of distribution and logistics support services, since 2002. Previously, Chief Executive Officer and President of SUPERVALU from 2001 to 2002. Also a director of Ameriprise Financial, Inc.
Name	Principal Occupation and Business Experience

Terms Expiring in 2009:
Jack W. Eugster Age – 61 Director since 1993	Retired Non-Executive Chairman (2001-2005) of Shopko Stores, Inc., a retail products company. Retired Chairman, Chief Executive Officer and President (1986-2001) of Musicland Stores Corporation, a retail consumer products company. Also a director of Graco, Inc. and Black Hills Corporation.
John F. Grundhofer Age – 68 Director since 1997	Retired Chairman (1990-1997 and 1999-2002), Chief Executive Officer (1990-2001) and President (1990-1999 and 2000-2001) of U.S. Bancorp, a financial services provider. Also a director of Securian Financial Group, Inc. and BJ’s Restaurants, Inc.
Admiral Paul David Miller Age – 65 Director since 2001	Retired Chairman of ATK (Alliant Techsystems Inc.), an aerospace and defense company. Previously, Chairman (1999-2004) and Chief Executive Officer (1999-2003) and President of ATK (2000-2001). Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also a director of Teledyne Technologies, Incorporated.

CORPORATE GOVERNANCE

Board Oversight and Director Independence
         Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the New York Stock Exchange (“NYSE”). The listing standards of the NYSE require that a majority of our directors be independent, and that our Corporate Governance, Audit and Human Resources Committees be comprised entirely of independent directors.

The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

•	A director will not be considered independent if, within the preceding three years:
	°	The director was an employee of Donaldson, or an immediate family member of the director was an executive officer of Donaldson;
	°	The director or an immediate family member of the director has received during any 12-month period more than $100,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service to us);
	°	An executive officer of Donaldson was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer; or
	°	The director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with us and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company.
•	A director will not be considered independent if:
	°	The director or an immediate family member of the director has been affiliated with or employed in a professional capacity by our independent registered public accounting firm within the past three years.

The Board has reviewed the transactions between each of our non-employee directors and the Company, including those companies where directors serve as an officer. Each of those transactions was significantly below the thresholds and all were in the ordinary course of business. Based on this review, the Board has determined that every director, with the exception of Mr. Cook who is an employee director, has no material relationship with Donaldson, satisfies all of the categorical standards of independence in our Board approved independence standards and is independent. The Board also has determined that every member of its Corporate Governance, Audit and Human Resources Committees is an independent director. In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and its management.

Policy and Procedures Regarding Transactions with Related Persons
         Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and members of their immediate family.

Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000;
•	Any transaction where the related person’s interest arises solely from being a shareholder and all shareholders receive the same benefit on a pro rata basis;
•	Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Meetings and Committees of the Board of Directors

There were six meetings of the Board of Directors in 2007. Each director attended at least 75% of the aggregate of all meetings of the Board and its committees on which she or he served during the year. It also is our policy that directors are expected to attend our annual stockholder meetings. All individuals then serving as directors attended last year’s annual meeting of stockholders, with the exception of two directors.

The Board of Directors has three committees:

•	Audit Committee
•	Human Resources Committee
•	Corporate Governance Committee

Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Corporate Governance” caption and is available in print to stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631. The following tables provide a summary of each committee’s key areas of oversight, the number of meetings of each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Responsibilities	Number of Meetings in 2007: 8
  Appoints and replaces the independent registered public accounting firm, and oversees the work of the independent auditor.
  Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.
  Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Donaldson’s Annual Report on Form 10-K.
  Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.
  Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.
  Reviews with the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.
  Reviews the appointment, performance and replacement of the senior internal audit executive and reviews the CEO and CFO’s certification of internal controls and disclosure controls.
  Reviews Donaldson’s compliance programs and procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters.
Directors who serve on the committee: Jack W. Eugster, Chair Janet M. Dolan Michael J. Hoffman Paul David Miller Jeffrey Noddle John P. Wiehoff

Human Resources Committee

Responsibilities	Number of meetings in 2007: 3
  Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance and determines the CEO’s compensation based on this evaluation.
  Reviews and approves executive compensation plans and all equity-based plans.
  Reviews and approves incentive compensation goals and performance measurements applicable to our executive officers.
  Reviews and recommends the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Form 10-K.
Directors who serve on the committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens Jack W. Eugster John F. Grundhofer John P. Wiehoff

Corporate Governance Committee

Responsibilities	Number of meetings in 2007: 2
  Reviews and establishes the process for the selection of director candidates and director qualification standards.
  Reviews and establishes the process for the consideration of director candidates recommended by stockholders and recommends candidates for election to the Board.
  Reviews and recommends the size and composition of the Board.
  Reviews and recommends the size, composition and responsibilities of all Board committees.
  Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.
  Oversees the annual Board’s self-evaluation process.
  Reviews and recommends to the Board the compensation paid to the independent, non-employee directors.
Directors who serve on the committee: John F. Grundhofer, Chair F. Guillaume Bastiaens Janet M. Dolan Michael J. Hoffman Paul David Miller Willard D. Oberton

Corporate Governance Guidelines
         Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption and is available in print to stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Code of Business Conduct and Ethics
         All of our directors and employees, including our chief executive officer, chief financial officer, chief accounting officer and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee or Donaldson’s legal counsel, or by using our confidential compliance hotline.

The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance and is available in print to stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Board Composition and Qualifications
         Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. General and specific guidelines for director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from stockholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process
         The bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirming vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. Based on advice from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the annual meeting of stockholders.

The Corporate Governance Committee will consider candidates submitted by members of the Board, executives and our stockholders, and the Committee will review such candidates in accordance with our bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements. The Corporate Governance Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. In recommending candidates for nomination by the Board as a Director of Donaldson, the Corporate Governance Committee will consider appropriate criteria including current or recent experience as a Chairman of the Board, Chief Executive Officer or other senior executive officer; business expertise and diversity; and general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Candidates recommended by stockholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the chief executive officer.

Our bylaws provide that if a stockholder proposes to nominate a candidate at the annual meeting of stockholders, the stockholder must give written notice of the nomination to our Corporate Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable annual meeting. The stockholder must attend the meeting in person or by proxy. The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No stockholders submitted director nominations in connection with this year’s meeting.

Independent Director Executive Sessions and Evaluations
         The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated to preside over all meetings or executive sessions of the independent directors. Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its performance in fiscal 2007.

Communications with Directors
         The Donaldson Company Compliance Hotline is in place for our employees and others to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls and auditing matters.

In addition, we have adopted procedures for our stockholders, employees and other interested parties to communicate with the independent members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee or the independent directors as a group in the care of the office of the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

Written communications about accounting, internal accounting controls and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures
         In addition to meeting the independence requirements of the NYSE and the Securities and Exchange Commission (“SEC”), all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the “audit committee financial expert” as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance hotline.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is designed to attract and retain highly qualified non-employee directors and to provide equity based compensation in order to tie director compensation to our shareholders’ interests. Directors are subject to a stock ownership requirement to own shares equal to five times their annual retainer within five years of their election as a director. Non-employee director compensation is comprised of annual retainers, meeting fees and an annual stock option grant.

Our Corporate Governance Committee assists the Board of Directors in providing oversight on director compensation. The Committee oversees, reviews and reports to the Board on director compensation. The Corporate Governance Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department, and when needed, outside executive compensation consultants. The Committee has engaged Towers Perrin to conduct a review of the director compensation program in the fall of 2007.

During the annual review of director compensation, the Committee reviews competitive market data from a peer group which currently is drawn from public companies with corporate headquarters in Minnesota that have annual revenues greater than Donaldson’s. The components of non-employee director compensation are described in the following sections.

Annual Retainer
         Non-employee directors receive an annual retainer of $38,000. Thirty percent of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

The Audit Committee Chair receives an annual retainer of $10,000. The Human Resources Committee Chair receives an annual retainer of $8,500 (increased from $7,500 effective January 1, 2008) and the Corporate Governance Committee Chair receives an annual retainer of $7,500. These retainers are also paid in cash unless the director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

Meeting Fees
         Non-employee directors receive $2,500 for each Board meeting attended. Members of the Audit Committee receive $1,500 for each Audit Committee meeting attended and the members of the Human Resources Committee and Corporate Governance Committee receive $1,000 for each committee meeting attended. Non-employee directors can elect to receive the fees in cash, deferred cash or deferred stock.

Stock Options
         The Company’s Non-Qualified Stock Option Program for Non-Employee Directors provides an annual grant of a non-qualified stock option of 7,200 shares of Common Stock to each non-employee director who is a member of the Board on January 1 of each year. The annual grant date in Fiscal 2007 was December 1, 2006 and has been changed to a January 1 annual grant date starting in 2008. The grant price is the closing stock price on the date of grant. The options are fully vested at the date of grant and have a ten year term. The option awards granted from 1998 through 2004 include a “reload option” that has the same features as the reload options granted to executive officers. The reload grant features are described in the Compensation and Discussion Analysis section under the Stock Option description.

Deferred Compensation
         The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The Plan permits the Directors to elect to receive their annual retainers and meeting fees in one or more of the following methods:

•	In cash on a current basis;
•	In cash on a deferred basis (deferred cash account); or
•	In Company stock on a deferred basis (deferred stock account).

Any amount deferred into a deferred cash account will be credited with interest at a rate equal to the ten-year treasury bills rate plus two percent.

The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s Common Stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the director’s account. The Common Stock will be distributed to each director following retirement pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan.

The Fiscal 2007 compensation for our non-employee directors is shown in the following table.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-qualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total ($)

F. Guillaume Bastiaens	45,600	10,448	79,348	—	3,208	138,604
Janet M. Dolan	—	67,847	79,348	—	1,749	148,944
Jack W. Eugster	12,000	67,502	79,348	965	4,626	164,441
John F. Grundhofer	—	58,872	79,348	—	662	138,882
Michael J. Hoffman	—	65,834	79,348	—	—	145,182
Paul David Miller	31,500	34,842	79,348	—	—	145,690
Jeffrey Noddle	—	72,399	79,348	—	—	151,747
Willard D. Oberton	39,167	14,062	79,348	—	—	132,577
John P. Wiehoff	—	68,843	79,348	—	—	148,191

(1)	These directors elected to receive cash for all or a portion of the 70% of the annual retainer, the additional retainer for directors who chair a Board committee and the meeting fees paid to non-employee directors, all of which are payable in cash or in a deferred stock award. Mr. Eugster elected to defer the receipt of his $12,000 cash earned for Committee retainer fees. The deferral is to be credited with a fixed rate of return equal to the ten-year Treasury Bond rate plus 2%.
(2)	This column represents the compensation costs for financial reporting purposes under FAS123(R) of deferred stock awards granted to non-employee directors during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. The Fiscal 2007 deferred stock awards for our non-employee directors were made on January 1, 2007, the grant date established by the Board of Directors. The valuation for those awards was the closing market price of the stock on the date of the award. This column includes the 30% of the annual retainer that is payable only in a deferred stock award. It also includes the additional amounts of the retainers and meeting fees that each director elected to receive in a deferred stock award. The following directors elected to receive all of their fees in deferred stock awards: Dolan,

Grundhofer, Hoffman, Noddle and Wiehoff. The following directors hold deferred stock awards that are vested and will be paid out at the deferral election date made by the director: Bastiaens (6,714 units); Dolan (22,154 units); Eugster (24,131 units); Grundhofer (19,877 units); Hoffman (3,520 units); Miller (8,678 units); Noddle (14,722 units); Oberton (635 units); Wiehoff (7,300 units).
(3)	This column represents the compensation costs for financial reporting purposes under FAS123(R) of stock option awards granted to non-employee directors during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. This represents the SFAS 123(R) Fair Market Value of these awards which were determined using the Black-Scholes option pricing model as detailed in Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2007. The Fiscal 2007 stock option awards for our non-employee directors were made on December 1, 2006, the grant date previously established by the Board of Directors. The grant price for those options was the closing market price of the stock on that date. Mr. Eugster elected to transfer 4,000 of his total 7,200 award to members of his immediate family.
(4)	Includes interest earnings on deferred cash compensation and dividend equivalents earned in deferred stock accounts.
(5)	This column represents the dollar amount of dividends paid on previously granted restricted stock awards last made to non-employee directors in 1997. The following directors hold restricted stock that vests upon normal retirement from the Board, subject to the approval of the Board: Bastiaens (8,910 shares), Dolan (4,858 shares), Eugster (12,850 shares), and Grundhofer (1,840 shares).

AUDIT COMMITTEE REPORT

Audit Committee Report
         The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

The Audit Committee of the Board of Directors is composed entirely of independent, non-employee directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, the Board has determined that John P. Wiehoff is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.

The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee reviewed and discussed Donaldson’s 2007 audited financial statements with management, the internal auditor and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements and reports prior to issuance. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

The Audit Committee also received from, and discussed with, PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These items relate to PricewaterhouseCoopers LLP independence from Donaldson. The Committee also reviewed and considered under its pre-approval policy, the compatibility of the independent registered public accounting firm’s performance of non-audit services with the maintenance of its independence as the Company’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on

Auditing Standards No. 61, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Donaldson’s financial statements.

Based on the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

Members of the Audit Committee
Jack W. Eugster, Chair
Janet M. Dolan
Michael J. Hoffman
Paul David Miller
Jeffrey Noddle
John P. Wiehoff

Information Regarding the Independent Registered Public Accounting Firm

Independent Auditors Fees
         The aggregate fees billed to the Company for fiscal years 2007 and 2006 by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2007	Fiscal 2006

Audit Fees	$2,217,396	$2,324,044
Audit-Related Fees	6,700	2,167
Tax Fees	174,228	270,573
All Other Fees	2,250	1,500

Total Fees	$2,400,574	$2,598,284

Audit Fees for fiscal 2007 and fiscal 2006 include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Fiscal 2007 and 2006 Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax Fees include professional services for tax returns, advice and planning. All Other Fees include a license fee for technical materials.

Audit Committee Pre-Approval Policies and Procedures
         The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during fiscal 2007 and fiscal 2006, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Donaldson Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2008. PricewaterhouseCoopers LLP has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PricewaterhouseCoopers, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2008 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent auditor, may in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending July 31, 2008.

COMPENSATION COMMITTEE REPORT

The Human Resources Committee of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE
Jeffrey Noddle, Chair
Bassy Bastiaens
Jack Eugster
Jack Grundhofer
John Wiehoff

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy
         The Company’s financial objective is to create long term shareholder value through superior share price appreciation and consistent earnings growth. The compensation program for our executives is designed and regularly reviewed to ensure that it is closely tied to that objective and to our shareholders’ interests.

The key principles of our compensation strategy include:

•	Aligning our compensation to financial measures that balance both annual results and long-term strategic decisions
•	Emphasizing pay outcomes and Company performance by placing a significant portion of pay at risk
•	Targeting total compensation by comparison to proxy disclosure data for our peer group as recommended by a consultant
•	Providing significant amounts of equity-based compensation in order to tie our executive compensation program to our shareholders’ interests
•	Requiring significant stock ownership by our executive officers

The key objectives of our executive compensation program are to:

•	Align the interests of our executives with the long term interests of our shareholders
•	Provide competitive pay which enables us to attract, retain and motivate top leadership talent
•	Focus leadership attention on delivering business unit and overall Company performance
•	Increase shareholder value

Our Compensation Review Process
         Our Human Resources Committee (“Committee”) assists the Board of Directors in providing oversight on executive compensation. The Committee is comprised of five independent non-employee directors who meet the independence and qualification requirements of the Securities and Exchange Commission, the New York Stock Exchange and applicable law.

The Committee oversees, reviews and reports to the Board on executive compensation plans, as well as leadership development and succession planning. The Committee is responsible for:

•	Reviewing, approving and administering the executive compensation, incentive compensation and equity-based plans
•	Reviewing corporate goals and objectives relevant to our Chairman, President and Chief Executive Officer’s (“CEO”) compensation and evaluating the CEO’s performance
•	Determining the compensation programs, compensation levels and benefits for the CEO and the other executive officers of the Company
•	Conducting the annual performance review of the Company’s CEO
•	Reviewing the Company’s leadership development and succession planning process

The Human Resources Committee holds three meetings each year.

The Committee is assisted in performing its duties by our Human Resources Department, the CEO, and when needed, outside executive compensation consultants. Our current practice is to engage an outside executive compensation consultant to conduct a complete review of our executive compensation program every three years. In the other years, the analysis is completed by the Human Resources Department. During 2004, an executive compensation consultant from Towers Perrin was engaged to perform a complete review of our executive compensation program and to conduct a benchmarking analysis. The Committee has engaged Towers Perrin to conduct a similar review and benchmarking analysis of our executive compensation program in the fall of 2007.

During the annual review of each of the executive officer’s compensation, the Committee reviews competitive market data from a peer group which currently consists of 40 companies in similar industries with comparable revenues. This peer group was established with input from Towers Perrin. For 2007, the peer group consisted of the following 40 companies:

Actuant Corporation
AMETEK, Inc.
Arctic Cat Inc.
Bemis Company, Inc.
Blyth, Inc.
BorgWarner, Inc.
Briggs & Stratton Corporation
Carlisle Companies, Inc.
CLARCOR Inc.
Crane Company
Federal Signal Corporation
H B Fuller Company
Gentek Inc.
Graco Inc.	Harsco Corporation
Hubbell Inc.
IDEX Corporation
Kennametal Inc.
Milacron Inc.
Millipore Corporation
Modine Manufacturing Co.
Nordson Corporation
Pall Corporation
Pentair, Inc.
Polaris Industries, Inc.
Precision Castparts Corporation
Regal-Beloit Corporation	Sequa Corporation
Snap-On Inc.
Standard Motor Products, Inc.
Standex International Corporation
Stewart & Stevenson LLC.
Teleflex, Inc.
Tennant Company
Teradyne Inc.
Thomas & Betts Corporation
Toro Company
Wabash National Corporation
Watts Water Technologies, Inc.
Winnebago Industries, Inc.

Published surveys and market data from this peer group are used to target base salary, incentives, and total compensation for our executives. Base salary is targeted at the 50th percentile of the peer group with total compensation targeted at the 60th to 65th percentile of the peer group, depending on performance. Tally sheets which include all forms of compensation for each of our Named Executive Officers were completed and reviewed by the Committee as part of the annual review process.

The Committee also relies on advice from our CEO and our Vice President of Human Resources for determining compensation for our executive officers, other than the CEO.

Cash Compensation
         Cash compensation consists of base salary and an annual cash incentive. Each year the CEO completes performance reviews for the Company’s executive officers. The CEO utilizes the performance information, as well as benchmark data, to determine base salary recommendations to the Committee for the Company’s executive officers. The Committee discusses and finalizes base salaries for the other executive officers and approves the annual incentive plan.

The Chairman of the Committee conducts the CEO’s annual performance review with input from the entire Board. The Committee utilizes performance information, as well as benchmark data to determine the CEO’s base salary and approve the annual incentive plan.

Equity Compensation
         Equity compensation consists of stock options, long term compensation awards, and restricted stock. Our CEO presents equity grant recommendations to the Committee for our executive officers for our Long Term Compensation Plan, stock option grants and restricted stock (see the Executive Compensation Program Overview section for details on how these amounts are determined). The Committee reviews and approves the awards to the executive officers and determines and approves the CEO’s equity awards.

At the December Committee meeting, the annual stock option grants for each of the executive officers are determined and approved by the Committee. The date of the grant is the date of the Committee meeting and the grant price is the closing share price on the date of the Committee meeting.

Each year, the Committee also approves the total number of stock options available to grant to our non-officer employees. The Committee establishes a pre-determined future date of grant for our annual stock option grants made to non-officers and they set the grant price to be the closing price of the stock on that pre-established grant date. The Committee sets the aggregate amount of options available and the CEO uses these options to reward high performing employees. For 2007, the Committee approved a total of no more than 250,000 shares of common stock to be used for annual time stock options awards for non-officer employees.

EXECUTIVE COMPENSATION PROGRAM OVERVIEW
         The primary components to our executive compensation program for Fiscal 2007 were:

•	Base Salary
•	Annual Cash Incentives
•	Long Term Compensation Plan
•	Stock Options
•	Restricted Stock
•	Benefits
•	Perquisites
•	Change in Control Agreements

Base Salary
         The base salaries paid to our executives are designed to provide a market competitive level of compensation to each executive based on position, scope of responsibility, business and leadership experience, and performance. The Committee targets base salary at the 50th percentile of our peer group and reviews base salary annually. Prior to the beginning of each calendar year, executive officers may choose to defer up to 75% of their base salary into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan, which is discussed further under “Benefits.”

Annual Cash Incentive
         The annual cash incentive award is designed to reward officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our officers with the Company’s business and financial plans. The Committee believes this incentive compensation element focuses attention on business performance and provides a significant “at risk” variable component of our competitive total compensation package.

For Fiscal 2007, the target awards under the annual cash incentive plan were:

•	80% of base salary for the CEO
•	50% or 60% of base salary for the CFO and Senior Vice Presidents
•	40% of base salary for Vice Presidents

Predetermined performance goals are set and approved by the Committee each year. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy. Payouts can range from 0% to 200% of the target award based on attainment of business unit and/or Company predetermined financial goals. The plan is designed so that the maximum is earned when the results exceed the Company’s goals by a predetermined amount.

The annual cash incentive is designed to align our executive officers with our shareholder interests by having a significant portion of the incentive based on record earnings per share achievement. For Fiscal 2007, 95% of the CEO cash incentive and 50% of the other executive officer cash incentive is based on achievement of record earnings per share. The Committee approves the range of the payouts above the attainment of record earnings per share and these are reviewed annually by the Committee. For Fiscal 2007, the financial performance measures and the percentage of the incentive based on these measures were as follows:

Performance Measure	CEO	Corporate Executives	Business Unit Executives

Earnings per Share	95%	50%	50%
Net Sales		15%	10%
Return on Investment		15%	15%
Net Operating Profit		15%	20%
Diversity in Management	5%	5%	5%

Annual cash incentive awards for executive officers with corporate responsibility are based on overall Company financial results and annual cash incentive awards for executive officers with business unit responsibility are based on business unit results as well as overall Company results.

The net sales performance measure is based on attaining a record amount of net sales. The range of payments above the attainment of record net sales is established and approved by the Committee. The return on investment performance measure target is established as a worldwide corporate return on investment target of 15%. As established by the Committee, some business units have a higher return on investment target. The net operating profit target measure is based on our annual planned net operating profit as established and approved by the Board of Directors. The diversity in management performance measure target is based on pre-established percentage increase in the diversity of our management workforce (1.5 to 2.5% based on the executive’s current workforce).

The overall annual cash incentive payment for Fiscal 2007 for each of our Named Executive Officers is set forth in the table below:

Named Executive Officer	Target Payment as a % of Base Salary		Target Award (Dollar Value)	Actual Award (Dollar Value)	Actual Award as a % of Base Salary

William Cook	80%		$560,000	$1,021,300	145.9%
Thomas VerHage	60%		$192,000	$327,348	102.3%
Lowell Schwab	60%		$196,800	$301,014	91.8%
Geert Henk Touw	50%		$133,500	$214,821	80.5%
Charles McMurray	60	% *	$148,500	$238,845	88.5%

*In September 2006, Mr. McMurray was promoted to Senior Vice President. The Committee approved increasing his annual target award from 40% of base salary to 60% of base salary effective November 1, 2006. His annual award was prorated with 25% of his award ($43,426) based on the 40% target and 75% of his award ($195,419) based on the 60% target.

An adjustment relating to a one time accounting event in Japan was approved for one Named Executive Officer, Mr. Touw, that increased his cash incentive payment by $3,161. The adjustment added the $687,804 difference between the actual gain recorded in the financial statements for the conversion in Fiscal 2007 of our defined benefit pension plan in Japan to a defined contribution plan and the estimated gain that was included in our Fiscal 2007 plan. Because of these accounting uncertainties, it was determined prior to the beginning of Fiscal 2007 that we would adjust the calculation for Mr. Touw’s business unit results to reflect the difference between the actual gain recorded in the financial statements and the gain estimated in our plan. This adjustment was to be applied whether the difference was a favorable or unfavorable difference from our plan. The Committee approved this adjustment.

Executive officers may choose to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Executive officers may elect to receive a stock option grant in lieu of the cash bonus. If the executive makes this election, he/she will receive a stock option grant equal to four times the annual cash incentive award divided by the stock price as of the date of the grant. The exercise price of the option is the stock price on the date of the grant. For Fiscal 2007, no executive officers selected this option.

Long Term Compensation Plan
         The Long Term Compensation Plan measures performance over a three-year period. The award is paid out at the end of the three-year period based on the attainment of pre-established performance goals. A new three-year performance cycle is established each year.

The purpose of our Long Term Compensation Plan is to provide a long-term incentive for our executive officers which will reward them for the Company’s achievement of predetermined levels of long-term performance. The award is paid out in Company stock and is consistent with the key objectives of our executive compensation program by:

•	Aligning our executive officers with the long-term interests of our shareholders by providing compensation in the form of Company stock
•	Emphasizing our pay for performance philosophy
•	Focusing leadership attention on delivering both business unit and overall company performance

The Committee approves each incentive cycle award, including the performance objectives, the award matrix and payout targets (the number of performance units) for each executive officer. The target number of performance units is based on a percentage (ranging from 40% to 80% depending on the executive officer’s position) of base salary divided by the twelve month weighted average stock price as of the end of the fiscal year in which the annual grant is made. The percentage varies by the executive officer’s position as follows:

•	80% for the CEO
•	50% or 60% for the CFO and Senior Vice Presidents
•	40% for Vice Presidents

The plan performance objectives are based on two metrics; compounded growth in net sales and after-tax return on investment. These targets are set by the Committee prior to the beginning of the three-year cycle. Awards for corporate executive officers are based on overall company growth in net sales and return on investment and awards for executive officers with business unit responsibility are based 50% on business unit results and 50% on overall Company results.

The potential payouts under the plan range from 0% to 275% of the target shares based on the predetermined levels of achievement over the three-year period of net sales growth and return on investment. In addition, to continue to align our executive officers with our shareholders, if the annual earnings per share increase in the three-year period is at least 5% each year, then the payout is increased by 25%.

For the performance cycle that ended July 31, 2007, the target shares and the actual share payout for the Named Executive Officers were:

Named Executive Officer	Target Shares	Actual Share Payout

William Cook	14,300	25,329
Thomas VerHage	5,400	28,694
Lowell Schwab	6,200	10,749
Geert Henk Touw	3,600	6,019
Charles McMurray	2,900	5,137

To compensate an officer new to the plan, the first award is increased by 200% because no payment is made for the first two years of the incentive cycle. This award payout was Mr. VerHage’s first award; his actual share payout prior to the increase for the first award was 9,565 shares.

The award payout was adjusted to remove the impact of two accounting events which occurred after the performance objectives and targets were established by the Committee for this three year incentive period (Fiscal 2005 through Fiscal 2007). The award payout was adjusted to remove the $2.8 million pre-tax effect of stock option expensing under SFAS 123(R) for Fiscal 2006 and $3.4 million pre-tax effect of such expensing for Fiscal 2007. The award payout was also adjusted to remove the $4.0 million tax change related to the repatriation of foreign earnings under the American Jobs Creation Act for Fiscal 2005 and the $3.6 million tax change related to a similar repatriation for Fiscal 2006. The Committee approved these adjustments which are consistent with the Long Term Compensation Plan policy.

An executive officer may elect to defer the Long Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Stock Options
         The Committee makes annual stock option awards to our executive officers. These awards are principally used to:

•	Align our executives interests with our shareholders
•	Attract and retain key executive talent

Stock options have a ten-year term and the annual stock option grants for executive officers are immediately vested as of the date of the grant. The option price is the closing price on the date of the grant. The number of options granted annually is equal to a multiple of the officer’s base salary divided by the 12 month weighted average stock price. The multiplier is based on level as follows:

•	Three times base salary for the CEO
•	Two times base salary for Senior Vice Presidents
•	One times base salary for Vice Presidents

Stock option grants are made under the 2001 Master Stock Incentive Plan and all options are non-qualified stock options.

Stock options that are granted to an executive officer within the first five years of being named an officer have a reload provision. This provision provides a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option which was exercised. The new option does not have a reload provision.

Prior to the year that the option is granted, an executive officer may elect to defer the gain on a stock option upon exercise into the Donaldson Company, Inc. Deferred Stock Option Gain Plan.

Restricted Stock
         Restricted stock awards are granted to executive officers only in special circumstances. The Committee may grant a restricted stock award as part of hiring a new executive officer or as a retention vehicle for an executive officer. Restricted stock grants generally have a five year cliff vesting schedule. No restricted stock awards were granted during Fiscal 2007 to our Named Executive Officers. However, some restricted stock grants made in previous years remain outstanding and are reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table. At the time the grant is awarded, an executive officer may elect to defer the restricted stock into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Stock Ownership
         The Committee believes that linking a significant portion of the executive’s personal holdings to the Company’s success, as reflected in the stock price, provides officers a stake similar to that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of Donaldson stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an executive officer, including unvested restricted stock) for our executive officers as follows:

•	Ten times base salary for our CEO
•	Seven times base salary for Senior Vice Presidents
•	Five times base salary for Vice Presidents

In addition, officers must retain 25% of the net shares they receive through our plans from the Company in excess of their initial ownership target. New officers are expected to meet their ownership requirement within five years of being named an executive officer. All our executive officers who have been in officer roles at Donaldson for five years have met their ownership requirements.

BENEFITS

Retirement Plans and Deferred Compensation Plans
         Our executive officers are eligible to participate in the following retirement and deferred compensation plans:

•	Salaried Employees’ Pension Plan
•	Excess Pension Plan
•	Employee Stock Ownership and Retirement Savings Plan
•	Deferred Compensation and 401(k) Excess Plan
•	Supplemental Executive Retirement Plan
•	Deferred Stock Option Gain Plan
•	ESOP Restoration Plan

These plans enhance the benefits provided to our executive officers and help us attract and retain top leadership talent.

The Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. Participants in this plan accumulate benefits in a hypothetical account through company credits and interest credits. For more details on this plan, refer to the discussion with the Pension Benefits Table.

The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This plan is a non-qualified, unfunded plan that provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan because of the IRS limits on benefits and compensation for qualified plans.

The Employee Stock Ownership and Retirement Savings Plan (401(k) Plan) is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and provided to encourage our employees to save for retirement. Most of our U.S. employees, including our executive officers, are eligible to participate in this plan. The primary plan features are:

•	Participants can contribute up to 25% of their total cash compensation
•	Contributions are made on a pre-tax basis
•	The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes
•	An annual discretionary contribution may be made based on Company performance
•	All Company contributions are made in Donaldson stock and can be immediately moved into other funds by our participants
•	All contributions vest immediately

The Deferred Compensation and 401(k) Excess Plan is a non-qualified defined contribution and a non-qualified deferred compensation plan that is funded through a non-qualified rabbi trust. The features of the 401(k) excess portion of this plan are the same as the 401(k) Plan and participants receive the same Company match as described above under the 401(k) Plan. This portion of the plan provides benefits that would have been provided under the 401(k) Plan except for the IRS limits placed on contributions to qualified 401(k) plans. Employees who reach that annual compensation limit for qualified plans are generally eligible to participate in this plan. That limit is $225,000 for 2007.

This plan also allows our executive officers to defer the following compensation:

•	Up to 75% of their base salary
•	Up to 100% of their annual cash incentive
•	Restricted stock grant
•	Up to 100% of Long Term Compensation Plan awards

Any deferred cash (base salary and annual cash incentive) will receive a matching company contribution as described under the 401(k) Plan above.

The Supplemental Executive Retirement Plan (SERP) is a non-qualified, unfunded retirement plan for our executive officers. The SERP assures the participants a lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by the participant’s years of service (maximum of 20 years).  To determine if any portion of this benefit would be payable under the SERP, all Company provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Employee Stock Ownership and Retirement Savings Plan and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer will offset the formula described above.  To date, no retired participant has received a benefit under the SERP.  Normal retirement benefits are payable under the SERP at age 62 with ten years of service.  A reduced early retirement benefit is payable at age 55 with fifteen years of service.  Based on hiring terms, Mr. VerHage, our CFO, is eligible for the SERP benefit after five years of service.  The amount of his benefit is determined according to the plan (a reduced benefit will be payable if he retires prior to age 62 after five years of service).

The Deferred Stock Option Gain Plan allows our executive officers to make an irrevocable election prior to the year a stock option grant is awarded to defer any gain on that stock option when it is exercised.

The ESOP Restoration Plan is a non-qualified supplemental deferred compensation plan which was established by the Company on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan actively ran from August 1987 through July

1997. The only new contributions made to this plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

For more details on these plans, refer to the discussion with the Pension Table and the Non-Qualified Deferred Compensation Table.

Health and Welfare Benefits
         As part of supporting our practice of providing competitive compensation and benefits to all our employees, the Company provides a number of health and welfare benefit plans for our employees and their families. We provide the following benefits to most of our salaried U.S. employees, including all of our executive officers, on the same terms and conditions of all such employees:

•	Medical
•	Dental
•	Vision
•	Short term and long term disability
•	Life insurance
•	Flexible spending accounts
•	Vacation and holidays

Where applicable, these plans are qualified plans under ERISA and the Internal Revenue Code.

Perquisites
         The Company provides our executive officers with perquisites that the Committee has approved as consistent with our overall compensation program and which assists us in attracting and retaining highly talented executives. The perquisites currently offered to all executive officers are:

•	Annual reimbursement for financial planning, legal, or tax services up to the following amounts:
° $8,000 for our CEO ° $6,000 for our Senior Vice Presidents ° $5,000 for our Vice Presidents
•	A leased car with a fair market value of up to $38,760. The company pays all vehicle operation expenses
•	An annual executive physical (having an approximate value of $5,000)
•	A social country club membership for our CEO with a value of $1,952 for Fiscal 2007

Change in Control Agreements
         The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our executive officers. Other than the CIC Agreements, we do not have any employment contracts with our Named Executive Officers. The Committee believes that our CIC Agreements assist us in retaining our executive leadership. The CIC Agreements are also designed to enable our executive officers to maintain objectivity in the event of a change in control situation, which the Committee believes will protect the interests of our shareholders. The Committee reviews these CIC Agreements periodically to verify that they are competitive in the market. The Committee’s review of these agreements will be done with the assistance of an executive compensation consultant in the fall of 2007. The Company also expects to make changes to these agreements due to tax law changes.

Upon a change in control, if the executive officer’s employment with the Company is terminated:

•	Within 24 months of the change in control without “cause,”
•	Within 24 months of the change in control, or under certain circumstances a potential change in control, by the executive officer for “good reason,” or

•	For any reason during the one month period commencing on the first anniversary of the change in control,

The CIC Agreements require the Company to pay or provide the following to the executive officer:

•	A lump sum equal to three times the sum of the executive officer’s base salary plus the executive officer’s target cash incentive from the annual plan then in effect
•	Thirty-six months of additional coverage under our medical, dental, vision, life, accident, and disability plans
•	A cash lump sum equal to:

°  The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual;
             less

°  The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive
             Retirement Plan

•	A payment to reimburse the executive officer for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross up
•	Outplacement services, suitable to the executive’s position, for up to three years

Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the executive officer of their vested benefit is accelerated to be payable in the form of a lump sum immediately following change in control followed by a qualifying termination.

Named Executive Officer Compensation
         The performance evaluation and determination of the base salary, annual incentive and equity compensation for our CEO, Mr. Cook, for 2007 was determined as described above in the “Our Compensation Review Process” section. Effective January 1, 2007, Mr. Cook’s base salary increased to $700,000; an increase of 12% over 2006. This brings Mr. Cook’s base salary to slightly over the 50th percentile of the 2006 proxy data for our peer group and it was just below the median of the peer group. This change was based on Mr. Cook’s performance and was consistent with the median of the benchmark data.

Mr. Cook earned an annual cash incentive for Fiscal 2007 of $1,021,300, which will be paid in October, 2007. This amount was calculated as described above under the Annual Cash Incentive. Mr. Cook’s annual cash incentive was based on an increase in Earnings per Share from $1.55 for Fiscal 2006 to $1.83 for Fiscal 2007; which is an 18% increase in Earnings per Share. This equated to a payout of 178.13% of the Target award. The diversity in management goal paid out at 4.25% of the target. Mr. Cook’s total payout was 182.38% of the target award.

Mr. Cook received a Long Term Compensation Plan award of 25,329 shares. This award was determined as described above under Long Term Compensation Plan and was earned at 141.7% of the target plus the 25% increase for earnings per share growth. This award was earned based on a compound net sales growth for the three year period of 10.8% and an average return on investment over the three year period of 16.6%.

Mr. Cook received an annual stock option grant on December 5, 2006 of 54,500 shares. This option grant is 100% vested and has a ten-year term. The option price was $35.10, which was the closing stock price on the grant date of December 5, 2006. The amount of the option grant was determined as described above in the “Stock Options” section.

The performance evaluation and determination of the other Named Executive Officer’s base salary, annual incentives and equity compensation was determined as described above in “Our Compensation Review Process” section. Each of the other Named Executive Officers is paid the same components of compensation as the CEO and they are determined as described in the Compensation Discussion and Analysis.

Tax Considerations
         The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the three other highest paid executive officers (other than the chief financial officer) at the end of such year, will not be deductible for federal income tax purposes unless the compensation qualifies as performance-based compensation and is paid or granted pursuant to a shareholder approved plan. The 1991 Master Stock Compensation Plan, now expired, and the 2001 Master Stock Incentive Plan were approved by stockholders in 1991 and 2001 respectively and limit the number of shares under a stock option or the Long Term Compensation Plan that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. At our November 2005 Annual Meeting, our shareholders approved the Qualified Performance-Based Compensation Plan. Our Officer Annual Cash Incentive and our Long Term Compensation Plan were adopted by the Committee as sub-plans of the Qualified Plan, subject to all the terms and limits of the Qualified Plan.

The awards provided by the Plans are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in Fiscal 2007.

Summary
         The executive compensation program provides incentives to attain strong financial performance and to ensure alignment with shareholder interests. The Committee believes that our executive compensation program, with the strong emphasis on stock ownership and pay for performance, motivates our executive officers to produce strong returns for our shareholders and continue to create shareholder value.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers who served in such capacities as of the end of the fiscal year (collectively, the “Named Executive Officers”) for services rendered during the 2007 fiscal year.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)		Non-equity Incentive Plan Compensation ($) (6)		Change in Pension Value and Non-qualified Deferred Compensation Earnings (10)		All Other Compensation (12)	Total ($)

William Cook, Chairman, President and Chief Executive Officer	2007	695,193	0	893,507	554,948		1,021,300		1,408,670		98,935	4,672,553
Thomas VerHage, Vice President and Chief Financial Officer	2007	323,848	0	614,072	89,436	(5)	327,348	(7)	127,530	(11)	54,076	1,536,310
Lowell Schwab, Senior Vice President, Engine	2007	336,597	0	344,241	182,449		301,014		237,329		43,478	1,445,108
Geert Henk Touw, Senior Vice President, Asia Pacific	2007	294,212	0	217,810	147,932		214,821	(8)	130,219		33,455	1,038,449
Charles McMurray, Senior Vice President, Industrial	2007	273,079	0	194,400	94,930		238,845	(9)	103,005		1,112	905,371

(1)	Named Executive Officers are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. Mr. VerHage deferred $193,155 of his base salary into the Plan, Mr. Schwab deferred $20,196 of his base salary into the Plan and Mr. McMurray deferred $16,616 of his base salary into the Plan. Participants can choose different investment alternatives. Mr. VerHage, Mr. Schwab and Mr. McMurray chose to allocate their deferral to be credited with a fixed rate of return equal to the ten-year Treasury Bond rate plus 2%.

(2)	The Company did not provide a bonus during the year to any of our Named Executive Officers that was not performance-based.
(3)	This column reflects the compensation cost recognized by the Company for financial reporting purposes for the fiscal year of restricted stock grants and awards under our Long Term Compensation Plan made under the Company’s 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with SFAS 123(R) on the same basis as used for financial reporting purposes for the fiscal year. These stock awards are valued based on the grant date market value.
•	We did not make any new restricted stock grants during the previous fiscal year to our Named Executive Officers. Mr. VerHage currently has an unvested restricted stock grant of 18,000 shares which vests on March 9, 2009. Dividends are paid on restricted stock and are reflected in the All Other Compensation Column. The value included in this column of Mr. VerHage’s grant is $101,538. Mr. McMurray had a restricted stock grant of 4,000 shares that vested on March 19, 2007. The value included in this column for Mr. McMurray’s grant is $23,166.
•	This column also reflects the compensation cost for financial reporting purposes under SFAS 123(R) of the three Long Term Compensation Plan incentive cycles that were active during fiscal year 2007: Cycle XVII, which runs from August 1, 2004 – July 31, 2007: Cycle XVIII, which runs from August 1, 2005 – July 31, 2008; and Cycle XIX, which runs from August 1, 2006 – July 31, 2009.
(4)	This column represents the compensation costs for financial reporting purposes under SFAS 123(R) of stock option awards granted during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with SFAS 123(R) on the same basis as used for financial reporting purposes for the fiscal year. Refer to Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2007 for our policy and assumptions made in the valuation of share-based payments. The fiscal 2007 stock option grants for our Named Executive Officers were made on December 5, 2006, the date they were approved by the Committee. The grant price for those options was the closing market price of the stock on that date. This column also reflects compensation costs of any stock option grants for our Named Executive Officers that are not yet fully vested (for grants made with three year vesting). The value in this column for Mr. Cook includes $17,463 which relates to a reload option which was granted on September 12, 2006.
(5)	This represents the compensation costs for financial reporting purposes under SFAS123(R) of Mr. VerHage’s Fiscal 2007 option grant of 9,000 shares granted on December 5, 2006 and of his March 9, 2004 new hire grant of 25,000 shares which became fully vested on March 9, 2007.
(6)	This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. This amount is expected to be paid by October 15, 2007.
(7)	Mr. VerHage elected to defer his entire annual cash incentive of $327,348 to the Deferred Compensation and 401(k) Excess Plan.
(8)	The Committee approved the adjustment of this award due to a one time accounting event in Japan which increased Mr. Touw’s incentive award by $3,161. See the Compensation Discussion and Analysis under Annual Cash Incentive for further details.
(9)	Mr. McMurray was promoted to Senior Vice President in September 2006 and effective November 2006, the Committee approved increasing his target percentage from 40% of base salary to 60% of base salary. His award for Fiscal 2007 was prorated with 25% based on the 40% target and 75% based on the 60% target. Mr. McMurray elected to defer 10%, $23,885, of his annual cash incentive to the Deferred Compensation and 401(k) Excess Plan.
(10)	This includes the annual change in the value of our Named Executive Officer’s pension benefits for the following plans:
•	Salaried Employees’ Pension Plan

•	Excess Pension Plan
•	Supplemental Executive Retirement Plan
This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred under the Deferred Compensation and 401(k) Excess Plan. The interest rate for the deferred compensation plan is set by the Committee at the ten-year Treasury Bond rate plus 2%.
The amounts in Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are as follows:
Name	Change in Pension Value	Above Market Interest	Total

William Cook	$1,387,252	$21,418	$1,408,670
Thomas VerHage	$113,717	$13,813	$127,530
Lowell Schwab	$237,095	$234	$237,329
Geert Henk Touw	$130,219	$0	$130,219
Charles McMurray	$102,950	$55	$103,005

(11)	Includes the value of the SERP benefit for Mr. VerHage of $54,733. This amount reflects the Company’s hiring terms with Mr. VerHage to be eligible for the SERP benefit with five years of service.
(12)	Amounts in this column include:
•	Company match and discretionary contribution to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401(k) Excess Plan in the following amounts:
Name	Company Match and Discretionary Contribution

William Cook	$80,608
Thomas VerHage	$26,268
Lowell Schwab	$24,628
Geert Henk Touw	$21,477
Charles McMurray	$16,908

•	Perquisites for financial planning services, automobile, executive physicals, and a social country club membership for Mr. Cook
•	Dividends on Restricted Stock Grants for Mr. VerHage and Mr. McMurray
•	The imputed income on the Company-provided basic life insurance in excess of $50,000
•	Expatriate adjustments for tax equalization repayments for Mr. McMurray and Mr. Touw of ($30,116) and ($8,979) respectively.

GRANTS OF PLAN-BASED AWARDS TABLE

This table provides information regarding each grant of an award made to our Named Executive Officers during Fiscal 2007. This includes the following payments made under:

•	Annual Cash Incentive Plan which were earned during Fiscal 2007
•	Long Term Compensation Plan incentive cycle which began August 1, 2006
•	Stock Options granted during Fiscal 2007
Name and Plan	Equity Award Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)						All Other Options Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh) (7)		Grant Date Fair Value of Stock and Option Awards (7)

		Threshold	Target	Maximum	Threshold		Target		Maximum

William Cook
Annual Cash Incentive		$0	$560,000	$1,120,000
Long Term Compensation Plan	7/28/2006				3,900		15,600		42,900
Stock Options	9/12/2006										11,813	(8)	$37.65	(8)	$17,463	(8)
	12/5/2006										54,500	(5)	$35.10	(6)	$537,484
Thomas VerHage
Annual Cash Incentive		$0	$192,000	$384,000
Long Term Compensation Plan	7/28/2006				1,400		5,600		15,400
Stock Options	12/5/2006										9,000	(5)	$35.10	(6)	$55,121
Lowell Schwab
Annual Cash Incentive		$0	$196,800	$393,600
Long Term Compensation Plan	7/28/2006				1,500		6,000		16,500
Stock Options	12/5/2006										18,500	(5)	$35.10	(6)	$182,449
Geert Henk Touw
Annual Cash Incentive		$0	$133,500	$267,000
Long Term Compensation Plan	7/28/2006				333	(4)	1,333	(4)	3,666	(4)
Stock Options	12/5/2006										15,000	(5)	$35.10	(6)	$147,932
Charles McMurray
Annual Cash Incentive		$0	$148,500	$297,000
Long Term Compensation Plan	7/28/2006				750		3,000		8,250
Stock Options	12/5/2006										15,500	(5)	$35.10	(6)	$94,930

(1)	The Grant date for the Long Term Compensation Plan is the date the award was approved by the Committee. These amounts are reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns. The Incentive Cycle runs from August 1, 2006 through July 31, 2009.
(2)	The Threshold, Target and Maximum represent the range of payments under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis. The actual payment under this Annual Cash Incentive Plan is reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
(3)	The Threshold, Target and Maximum represent the range of payments under the Long Term Compensation Plan described in the Compensation Discussion and Analysis. The amounts in these columns reflect shares of stock. The actual award payout under the Long Term Compensation Plan will be increased by 25% if the Earnings per Share goal of 5% per year is achieved.

(4)	Since Mr. Touw retired on August 3, 2007, his payout under the Long Term Compensation Plan will be prorated to reflect the period of this incentive cycle that Mr. Touw was actively employed. These amounts reflect 1/3 of the original award shares to reflect his active employment during one year of the three years of the incentive cycle.
(5)	Annual Stock Options granted to our Named Executive Officers on December 5, 2006 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing price of the Company’s common stock on the date of the grant and are immediately vested on the date of grant.
(6)	The option price is the closing stock price on the date the Committee approved the stock option grant, December 5, 2006.
(7)	This represents the SFAS 123(R) Fair Market Value of these awards which were determined using the Black-Scholes option pricing model as detailed in Footnote H to the Consolidate Financial Statements in our Annual Report on Form 10-K for Fiscal 2007.
(8)	This is a reload option award, as described in the Compensation Discussion and Analysis under Stock Options, which was granted on September 12, 2006 with a grant price of $37.65, the closing stock price on the date of the grant and was immediately vested. The reload option was approved by the Committee as part of the initial grant on December 5, 1996.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units Held That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)

William Cook	52,000	$11.3438	12/19/2007	0		$0	18,500	(3)	$674,880
	52,000	$10.0000	12/3/2008	0		$0	19,500	(4)	$711,360
	43,000	$11.5000	12/6/2009	0		$0
	43,000	$12.9063	12/12/2010	0		$0
	8,206	$15.0550	8/6/2011	0		$0
	43,000	$18.1900	12/3/2011	0		$0
	43,000	$17.7800	12/5/2012	0		$0
	38,000	$30.3800	12/5/2013	0		$0
	75,000	$25.7500	5/19/2014	0		$0
	53,500	$30.6900	12/7/2014	0		$0
	53,000	$32.8000	12/16/2015	0		$0
	54,500	$35.1000	12/5/2016	0		$0
Thomas VerHage	25,000	$28.2050	3/9/2014	18,000	(1)	$656,640	7,250	(3)	$264,480
	9,000	$30.6900	12/7/2014	0		$0	7,000	(4)	$255,360
	9,000	$32.8000	12/16/2015	0		$0
	9,000	$35.1000	12/5/2016	0		$0
Lowell Schwab	30,692	$28.3500	12/3/2008	0		$0	7,750	(3)	$282,720
	29,456	$27.8250	12/12/2010	0		$0	7,500	(4)	$273,600
	31,699	$32.5000	12/3/2011	0		$0
	31,404	$32.5000	12/5/2012	0		$0
	36,000	$30.3800	12/5/2013	0		$0
	20,500	$30.6900	12/7/2014	0		$0
	20,000	$32.8000	12/16/2015	0		$0
	18,500	$35.1000	12/5/2016	0		$0
Geert Henk Touw	15,000	$30.3800	12/5/2013	0		$0	3,500	(5)	$127,680
	18,000	$30.6900	12/7/2014	0		$0	1,666	(6)	$60,776
	16,000	$32.8000	12/16/2015	0		$0
	15,000	$35.1000	12/5/2016	0		$0
Charles McMurray	5,000	$11.3438	12/19/2007	0		$0	3,875	(3)	$141,360
	7,000	$10.0000	12/3/2008	0		$0	3,750	(4)	$136,800
	6,000	$11.5000	12/6/2009	0		$0
	6,000	$12.9063	12/12/2010	0		$0
	7,000	$18.1900	12/3/2011	0		$0
	6,000	$17.7800	12/5/2012	0		$0
	13,000	$30.3800	12/5/2013	0		$0
	7,000	$30.6900	12/7/2014	0		$0
	7,000	$32.8000	12/16/2015	0		$0
	15,500	$35.1000	12/5/2016	0		$0

(1)	Mr. VerHage’s restricted stock grant of 18,000 shares vests on March 9, 2009.
(2)	The market value is calculated using the closing stock price on the NYSE at the end of Fiscal 2007.
(3)	This is the Target payout for the Long Term Compensation Plan for the three year incentive period ending July 31, 2008. The target amount has been increased by 25% to reflect the assumed achievement of 5% annual earnings per share increase for each of the three years during the period.
(4)	This is the Target payout for the Long Term Compensation Plan for the three year incentive period ending July 31, 2009. The target amount has been increased by 25% to reflect the assumed achievement of 5% annual earnings per share increase for each of the three years during the period.
(5)	Since Mr. Touw retired on August 3, 2007, his payment from the Long Term Compensation Plan for the three year incentive period ending July 31, 2008 will be 66.7% of the original award to reflect his active employment for two years of the three year incentive period. This is reflected in the amount shown in this column.

(6)	Since Mr. Touw retired on August 3, 2007, his payment from the Long Term Compensation Plan for the three year incentive period ending July 31, 2009 will be 33.3% of the original award to reflect his active employment for one year of the three year incentive period. This is reflected in the amount shown in this column.

OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option awards			Stock awards (4)

	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting

William Cook	52,000	(1)	$1,535,300	25,329		$1,048,621
Thomas VerHage	0		$0	28,694	(2)	$1,187,932
Lowell Schwab	32,864		$583,665	10,749	(2)	$445,009
Geert Henk Touw	0		$0	6,019		$249,187
Charles McMurray				5,137	(2)	$212,672
	0		$0	4,000	(3)	$141,560

(1)	Mr. Cook elected to defer 100% of the shares acquired on exercise to the Deferred Stock Option Gain Plan. 40,187 shares were deferred into this non-qualified deferred compensation plan.
(2)	Mr. VerHage, Mr. Schwab and Mr. McMurray elected to defer 100% of their shares to the Deferred Compensation and 401(k) Excess Plan as described under the Retirement Plans and Deferred Compensation Plans in the Compensation Discussion and Analysis.
(3)	The restrictions on Mr. McMurray’s March 19, 2004 restricted stock grant were lifted on March 19, 2007. He received 2,638 shares net of taxes withheld.
(4)	The Committee approved the adjustment of this Long Term Compensation Plan Award to remove the impact of two accounting events which occurred after the performance objectives and targets were established by the Committee for this three year incentive period (Fiscal 2005 through Fiscal 2007). See the Compensation Disclosure and Analysis for more details.

Pension Benefits
         The Company provides pension benefits to our executive officers through the following plans:

•	Salaried Employees’ Pension Plan
•	Excess Pension Plan
•	Supplemental Executive Retirement Plan

Salaried Employees’ Pension Plan
         The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and company contribution credits. The company contribution credits vary with service, age and compensation. A participant’s benefit is 100% vested after five years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.

An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the Plan Year plus 1%. This is the Interest Crediting Rate. The minimum annual interest crediting rate is 4.83%.

The company contribution credit consists of a basic company credit and an excess company credit. The basic company credit is equal to the basic company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess company credit is equal to the excess company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1 – July 31.

Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess company contribution credit percentages are based on a participant’s age plus years of service at the end of the plan year. As of July 31, 2007, the sum of age plus years of service for the Named Executive Officers was Mr. Cook, 80; Mr. VerHage, 57; Mr. Schwab, 85; Mr. McMurray, 80; and Mr. Touw, 82.

The following are the company credit percentages:

	Company Credit Percentages

Age plus Years of Service	Basic	Excess

Less than 40	3.0%	3.0%
40 – 49	4.0%	4.0%
50 – 59	5.0%	5.0%
60 – 69	6.5%	5.0%
70 or more	8.5%	5.0%

A special career credit is credited to a participant’s account balance at the end of the year for those participants who had attained age 40 and had at least 5 years of service on August 1, 1997. The special career credit is equal to 3% of compensation and continue through July 31, 2007, or if earlier through the plan year in which the participant attains 35 years of service. Mr. Cook, Mr. Schwab, Mr. McMurray and Mr. Touw were eligible for the special career credits.

Excess Pension Plan
         The Excess Pension Plan mirrors the Salaried Employee’s Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in annual installments of up to twenty years or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.

Supplemental Executive Retirement Plan (SERP)
         The SERP is designed to guarantee our executive officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Employee Stock Ownership and Retirement Savings Plan and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer will offset the formula described above.

This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year.  A reduced benefit is available at age 55 with fifteen years of service.  The benefit is reduced by 2% for each year the benefit precedes age 62.  Mr. VerHage, per his hiring terms, is eligible for a benefit under the SERP after five years of service.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

William Cook	Salaried Employees’ Pension Plan	27	$457,454	$0
	Excess Pension Plan	27	$875,909	$0
	Supplemental Executive Retirement Plan (3)	27	$1,458,619	$0
Thomas VerHage	Salaried Employees’ Pension Plan	3	$14,811	$0
	Excess Pension Plan	3	$115,225	$0
	Supplemental Executive Retirement Plan (2) (3)	3	$96,277	$0
Lowell Schwab	Salaried Employees’ Pension Plan	27	$499,547	$0
	Excess Pension Plan	27	$565,066	$0
	Supplemental Executive Retirement Plan (3)	27	$480,640	$0
Geert Henk Touw	Salaried Employees’ Pension Plan	21	$495,915	$0
	Excess Pension Plan	21	$385,135	$0
	Supplemental Executive Retirement Plan (3)	21	$0	$0
Charles McMurray	Salaried Employees’ Pension Plan	27	$397,652	$0
	Excess Pension Plan	27	$108,585	$0
	Supplemental Executive Retirement Plan (3)	27	$0	$0

(1)	The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the August 1, 2007 cash balance amounts to age 65 using a 5.5% interest credit rate and discounting it using a 6% interest rate.
The present value of the Supplemental Executive Retirement Plan was determined by projecting the cash balance plans to age 62 using a 5.5% interest rate and projecting 401(k) plans to age 62 using a 9.75% interest rate. This amount was then discounted using a 6% interest rate.
No pre-retirement mortality or termination rates were used.
The actual accrued balances as of the end of Fiscal 2007 were as follows:
Name	Salaried Employees’ Pension Plan	Excess Pension Plan

William Cook	$482,066	$923,034
Thomas VerHage *	$15,558	$121,042
Lowell Schwab	$514,326	$581,784
Geert Henk Touw	$503,991	$391,408
Charles McMurray	$419,707	$114,607

* Mr. VerHage is not vested in his benefits under either plan. If he continues active employment, he will become 100% vested in January 2009.

(2)	Mr. VerHage is eligible for the Supplemental Executive Retirement Plan benefit after 5 years of service, per his hiring agreement.
(3)	To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55. As of the end of Fiscal 2007, only Mr. Schwab and Mr. Touw met that eligibility requirement for a benefit, if any, under this plan.

Non-Qualified Deferred Compensation
         The Company allows executive officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan
•	Deferred Stock Option Gain Plan

Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of base salary
•	Up to 100% of Annual Cash Incentive
•	Up to 100% of the Long Term Compensation Plan award
•	Up to 100% of a restricted stock grant
•	Up to 25% of compensation in excess of the qualified plan compensation limits ($225,000 for 2007)

Any deferred cash (base salary and annual cash incentive) will receive a matching company contribution as described under the 401(k) Plan in the Compensation Discussion & Analysis.

Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•	Allocate the account to be credited with a fixed rate of return equal to the ten-year Treasury Bond rate plus 2% (this rate is approved annually by the Committee) or
•	Allocate the account to one or more measurement funds. Several mutual fund investments are available.

Executive officers can elect to defer any gain on stock option exercises to the Deferred Stock Option Gain Plan. The deferral election must be made in the year prior to the year the stock option grant is awarded.

All stock deferrals (Long Term Compensation Plan awards, Restricted Stock Grants and Stock Option Gains) remain in stock and are paid out in stock. These deferrals earn any quarterly dividends that may be paid on Donaldson stock.

The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)

William Cook	$2,548,760	$71,781	$235,074	$0	$8,573,764
Thomas VerHage	$476,901	$23,493	$90,189	$0	$1,469,701
Lowell Schwab	$582,478	$15,266	$39,515	$0	$1,183,204
Geert Henk Touw	$12,298	$12,298	$23,669	$0	$408,741
Charles McMurray	$36,123	$10,376	$8,628	$0	$155,514

(1)	Includes amounts listed deferred into the non-qualified deferred compensation plans as follows:

•	Deferred Salary of $193,155 for Mr. VerHage, $20,196 for Mr. Schwab and $16,616 for Mr. McMurray as reported in the Summary Compensation Table.
•	Deferred Annual Cash Incentive of $330,000 for Mr. Cook and $283,746 for Mr. VerHage as reported in the Summary Compensation Table.
•	Deferred Stock Option Gain of $1,466,019 for Mr. Cook.
•	Deferred Long Term Compensation Plan awards of $674,812 for Mr. Cook and $534,547 for Mr. Schwab.
•	401(k) Excess contributions of $77,929 for Mr. Cook, $27,735 for Mr. Schwab, $19,507 for Mr. McMurray and $12,298 for Mr. Touw as reported in All Other Compensation in the Summary Compensation Table.
(2)	This reflects the company match for deferred salary, deferred bonus and 401(k) Excess contributions and the discretionary contributions on deferred salary and bonus and pay above IRS compensation limits.
(3)	Includes balances for our Named Executive Officers from the non-qualified deferred compensation plans as follows:
Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE	Deferred Stock Option Gain Plan Balance at FYE	ESOP Restoration Plan Balance at FYE

William Cook	$6,647,157	$1,731,850	$194,757
Thomas VerHage	$1,469,701	$0	$0
Lowell Schwab	$949,059	$0	$234,145
Geert Henk Touw	$202,230	$0	$206,511
Charles McMurray	$155,514	$0	$0

Potential Payments upon Termination or Change in Control
         The following discussion and tables reflect the amount of compensation that would be paid to the Named Executive Officers in the event of termination of employment of the executive under several different termination scenarios. Since Mr. Touw retired from Donaldson Company, Inc. on August 3, 2007, he was not included in these tables and discussion, with the exception of retirement.

Potential Payments upon Termination Absent a Change in Control
         Retirement.   Our executive officers are eligible for retirement at age 55 with five years of vesting service. As of the end of Fiscal 2007, Mr. Schwab and Mr. Touw were eligible for retirement. As stated previously Mr. Touw retired on August 3, 2007.

Upon retirement, all outstanding non-vested stock options will continue to vest in accordance with the option schedule set forth in the applicable option agreement. There were no non-vested stock options as of fiscal year end for Mr. Schwab or Mr. Touw. In addition, all outstanding stock options will continue to remain outstanding and become exercisable for the remainder of their respective ten year term (in accordance with the terms of the stock option plan document). Restricted stock grants that have not vested would be prorated at retirement. As of the end of Fiscal 2007, neither Mr. Schwab nor Mr. Touw had a restricted stock grant.

In the event of retirement during the fiscal year, the executive officer would receive a prorated annual cash incentive for the period of the year when actively employed. Mr. Touw will receive his full annual cash incentive (amount shown in the Summary Compensation Table) since he retired at fiscal year end. If Mr. Schwab had retired at fiscal year end, he would have received his full annual cash incentive (as shown in the Summary Compensation Table).

For any Long Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Mr. Touw will receive 1/3 of the award for the cycle which ends July 31, 2009 and 2/3 of the award for the cycle which ends July 31, 2008 (see amounts listed in the Outstanding Equity Awards at Fiscal Year End table). If

Mr. Schwab had retired at fiscal year end, he would have received the same portions as Mr. Touw for the two outstanding long term compensation plan cycles.

Payments under our non-qualified deferred compensation plans and Excess Pension Plan would be paid according to the payment elections made by the Named Executive Officer. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the officer’s payment elections in the event of a retirement at the end of Fiscal 2007. The amounts in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table (for the Excess plan) will be paid to Mr. Touw beginning six months after his retirement in five annual installments, per his election. If Mr. Schwab had retired at fiscal year end, a SERP benefit of $990,080 would have been payable to him in five annual installments beginning five years after his retirement (per his election).

Involuntary Termination.    In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a Named Executive Officer. While we have no formal employment agreements with our executive officers and no formal severance policy, our general practice for U.S salaried employees is to pay severance equal to one week of base salary for each year of service, with a minimum of eight weeks for directors and above. We generally pay for continued coverage for medical and dental for a period of three months. If the Committee were to follow our general practice, the following payments would be made to our Named Executive Officers if they had been involuntarily terminated at the end of Fiscal 2007:

Name	Severance	Benefit Continuation

William Cook	$363,462	$4,107
Thomas VerHage	$49,231	$3,741
Lowell Schwab	$170,308	$1,758
Charles McMurray	$140,192	$2,445

Upon involuntary termination, all outstanding non-vested stock options will stop vesting and the unvested portion will be forfeited. Outstanding vested stock options must be exercised within one month of such termination. Restricted stock grants that have not vested would be forfeited.

The annual incentive would not be paid if the executive officer was not employed on the last day of the fiscal year. If the involuntary termination occurred at fiscal year end for each of our Named Executive Officers, the amount listed in the Summary Compensation Table for the annual cash incentive would be payable to them. For any Long Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.

Payments under our non-qualified deferred compensation plans and Excess Pension Plan would be paid according to the payment election made by the Named Executive Officer. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the officer’s payment elections in the event of a termination at the end of Fiscal 2007. Under the SERP, a participant must be at least age 55 at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Schwab terminated at the end of the fiscal year, he would have received a SERP benefit of $990,080 which would have been payable in five annual installments beginning five years after his termination of employment (per his election). Since Mr. Cook, Mr. VerHage and Mr. McMurray were not age 55 at the end of Fiscal 2007, there would be no SERP benefit payable to them if they had terminated at the end of the fiscal year.

Death.    In the event of the death of an executive officer, all outstanding non-vested stock options would continue to vest in accordance with the schedule set forth in the applicable option agreement. As of the end of Fiscal 2007, there were no non-vested stock options for our Named Executive Officers. All outstanding vested stock options must be exercised by the officer’s named beneficiary within 36 months of the officer’s death.

Restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2007, Mr. VerHage is the only Named Executive Officer with a restricted stock award. Mr. VerHage’s named beneficiary would have received 12,217 shares of his restricted stock grant had he died at fiscal year end.

In the event of death during the fiscal year, the executive officer’s beneficiary would receive a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year end for each of our Named Executive Officers, the amount listed in the Summary Compensation Table for the annual cash incentive for each Named Executive Officer would be paid to his beneficiary.

For any Long Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a death of our Named Executive Officers occurred at fiscal year end, their beneficiary would have received 1/3 of the long term compensation cycle which ends on July 31, 2009 and 2/3 of the long term compensation cycle which ends on July 31, 2008 (see the Outstanding Equity Awards at Fiscal Year End Table).

Upon the death of a Named Executive Officer, payments under our non-qualified deferred compensation plans and excess pension plan would be accelerated. A lump sum payment would be paid to the officer’s named beneficiary upon death. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a Named Executive Officer at the end of Fiscal 2007.

Under the SERP, if a participant dies after 15 years of service and prior to age 62, their named beneficiary will receive a lump sum benefit from the Plan. If the Named Executive Officers had died at the end of Fiscal 2007, their beneficiaries would have received the following lump sum from the plan:

Name	SERP Benefit

William Cook	$3,942,161
Thomas VerHage	$0
Lowell Schwab	$990,080
Charles McMurray	$661,017

Disability.    In the event of the disability of an executive officer, all outstanding non-vested stock options continue to vest. As of the end of Fiscal 2007, there were no non-vested stock options for our Named Executive Officers. All outstanding vested stock options would have to be exercised within 36 months of disability.

Restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. Mr. VerHage, the only Named Executive Officer with a restricted stock award, would have received 12,217 shares of his restricted stock grant had he become disabled at fiscal year end.

Upon the occurrence of a disability, each executive officer who participates in our long-term disability program, will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death under our current insurance policies (the portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self insured and payable by the company.) Had our Named Executive Officers become disabled at fiscal year end, they would have received annual disability benefits as follows:

	Annual Disability Benefit

Name	Fully Insured Portion	Self Insured Portion

William Cook	$120,000	$880,962
Thomas VerHage	$120,000	$237,172
Lowell Schwab	$120,000	$269,069
Charles McMurray	$120,000	$140,116

In the event of the disability during the fiscal year, the executive officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the plan. If a disability had occurred at fiscal year end for each of our Named Executive Officers, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.

For any Long Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our Named Executive Officers occurred at fiscal year end, they would have received 1/3 of the long term compensation cycle which ends on July 31, 2009 and 2/3 of the long term compensation cycle which ends on July 31, 2008 (see the Outstanding Equity Awards at Fiscal Year-End Table).

In the event of a qualifying disability, payments under our non-qualified deferred compensation plans and Excess Pension Plan would be accelerated. A lump sum payment would be paid at disability. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a Named Executive Officer at the end of Fiscal 2007.

Under the SERP, if a participant becomes disabled after 15 years of service and prior to age 62, they will receive a lump sum benefit from the Plan. If the Named Executive Officers had become disabled at the end of Fiscal 2007, they would have received the following lump sum from the plan:

Name	SERP Benefit

William Cook	$3,942,161
Thomas VerHage	$0
Lowell Schwab	$990,080
Charles McMurray	$661,017

Voluntary Termination and Termination for Cause.    A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment prior to being eligible for retirement or upon his termination by the Company for cause.

Payments under our non-qualified deferred compensation plans and Excess Pension Plan would be paid according to the payment election made by the Named Executive Officer. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the officer’s payment elections in the event of a termination at the end of Fiscal 2007. Under the SERP, a participant must be at least age 55 at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Schwab terminated at the end of the fiscal year, he would have received a SERP benefit of $990,080 payable in five annual installments beginning five years after his termination of employment. Since, Mr. Cook, Mr. VerHage and Mr. McMurray were not age 55 at the end of Fiscal 2007, there would be no SERP benefit payable to them if they had terminated at the end of the fiscal year.

Potential Payments and Benefits upon Termination Following or in Connection with a Change in Control
         Upon the occurrence of a “change in control”, as generally defined below, whether or not there is a qualifying termination of employment:

•	All outstanding unvested stock options will immediately vest and become exercisable. As of the end of Fiscal 2007, there were no outstanding unvested stock options for our Named Executive Officers.
•	All shares of restricted stock will immediately vest and become unrestricted. As of the end of Fiscal 2007, Mr. VerHage is the only Named Executive Officer with unvested restricted stock.
•	Any long term compensation plan incentive cycles would immediately vest and be paid out in a lump sum equal to the target incentive multiplied by the applicable earnings per share multiplier.
•	An amount equal to the excise taxes and income and employment taxes charged, if any, to the Named Executive Officer as a result of any change in control payments would be paid to the Named Executive Officer.

We have also entered into Change in Control Agreements (“CIC Agreements”) with each of the Named Executive Officers. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction shareholders retain at least 60% ownership of the surviving entity
(c)	A change in the Board of Directors composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a director is deemed to have been elected in a contested fashion
(d)	Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction shareholders retain at least 60% ownership of the surviving entity

The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under the Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long Term Compensation Plan described above, each executive officer will receive:

•	A lump sum severance payment, in cash, equal to three times the sum of the executive officer’s base salary at termination and the then applicable target annual cash incentive
•	A lump sum of additional pension benefits equal to:
°	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less
°	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan
•	36 months of continued health, life, disability, and accident benefits
•	Outplacement services suitable to the executive’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years
•	An amount equal to the excise taxes and income and employment taxes charged, if any, to the Named Executive Officer as a result of any change in control payments

This table reflects the additional amounts per our CIC Agreements and the accelerated vesting of stock options, restricted stock and long term compensation awards that would be paid to our Named Executive Officers if a Change in Control had occurred and the officer had a qualifying termination of employment effective July 31, 2007:

	William Cook	Thomas VerHage	Lowell Schwab	Charles McMurray

Cash Severance	$3,780,000	$1,440,000	$1,528,800	$999,600
Equity
Long Term Compensation Plan (1)	$684,082	$260,321	$278,483	$139,242
Restricted Stock (2)	$0	$655,020	$0	$0
Stock Option	$0	$0	$0	$0
Retirement Program Payments (3)	$6,082,553	$866,807	$374,727	$1,492,230
Benefit Continuation (4)	$39,131	$35,927	$18,467	$24,479
Outplacement (5)	$75,000	$75,000	$75,000	$75,000
Excise Tax Gross Up	$3,535,226	$1,379,546	$0	$891,689
Total	$14,195,992	$4,712,621	$2,275,477	$3,622,240

(1)	This amount represents the vesting of the two Long Term Compensation Plan cycles that are in process as of July 31, 2007. This assumes payment at target with the 25% increase for Earnings per Share achievement.
(2)	This amount represents the value of unvested Restricted Stock grant at the closing stock price at the end of the fiscal year.
(3)	This amount represents the lump sum value of additional pension benefits equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less
•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan
(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.
(5)	This amount is based on the assumption that the Named Executive Officer would utilize $25,000 per year in outplacement services for the full three years.

With a Change in Control followed by a termination within 24 months, any payments under the non-qualified deferred compensation plans described in the Compensation Discussion & Analysis and the discussion with the Non-qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.

With a Change in Control followed by a termination within 24 months, any payments under the Excess Pension Plan and SERP described in the Compensation Discussion & Analysis and the discussion with the Pension Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of Fiscal 2007, all Named Executive Officers are 100% vested under these plans with the exception of Mr. VerHage. The value of Mr. VerHage’s accrued benefit under these plans at the end of Fiscal 2007 is reflected in Retirement Program Benefits in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2007, all Section 16(a) filing requirements applicable to the Company’s directors and executive officers were satisfied except that:

•	We filed a Form 4 on behalf of Geert Henk Touw on October 27, 2006 to report a sale on October 17, 2006 of 16,000 shares by Mr. Touw’s spouse and a separate sale on October 17, 2006 of 14,619 shares by Mr. Touw.
•	We filed a Form 4 on behalf of Charles McMurray on March 26, 2007 to report the disposition of 1,362 shares on March 19, 2007 pursuant to the vesting of a restricted stock grant and the payment of tax liability by withholding the shares.

By Order of the Board of Directors

Norman C. Linnell
Secretary

October 5, 2007

Donaldson Company, Inc. Annual Meeting of Stockholders
Friday, November 16, 2007, at 1:00 p.m.
Held at the Corporate Offices
of Donaldson Company, Inc., Campus West (new location)
2001 West 94th Street, Suite 103
Minneapolis, Minnesota

DONALDSON COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 16, 2007

1:00 p.m., Central Time

Donaldson Company, Inc., Inc. Campus West (new location)

2001 West 94th Street, Suite 103

Minneapolis, Minnesota

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Donaldson Company, Inc.	Proxy

The undersigned appoints WILLIAM M. COOK, NORMAN C. LINNELL and AMY C. BECKER, and each of them, as Proxies, each with the power to appoint a substitute, to represent and vote, as designated on the reverse side, all shares of the undersigned at the 2007 Annual Meeting of Stockholders of Donaldson Company, Inc. at Donaldson Company, Inc. Campus West (new location), 2001 West 94th Street, Suite 103, Minneapolis, Minnesota, at 1:00 p.m., Central Time, on Friday, November 16, 2007, and at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.

Address Changes/Comments: ___________________________________________________________________ ___________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated on other side)

DONALDSON COMPANY, INC. P.O. BOX 1299 MINNEAPOLIS, MN 55440-1299

PLEASE VOTE PROMPTLY

If you vote by Phone or Internet, please do not mail your Proxy Card

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (Central time) on November 15, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Donaldson Company, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (Central time) on November 15, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Donaldson Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DONCO1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

DONALDSON COMPANY, INC.

The Board of Directors recommends votes FOR:
Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
1.	Election of directors:	01 William M. Cook 02 Michael J. Hoffman 03 Willard D. Oberton 04 John P. Wiehoff	☐	☐	☐

Vote on Proposal	For	Against	Abstain

2.

Ratify the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc’s independent registered accounting firm to audit the Company’s financial statements for the fiscal year ending
July 31, 2008.

	☐	☐	☐

PLEASE DATE AND SIGN BELOW exactly as name appears, indicating, if appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No

Please indicate if you would like to keep your vote confidential under the current policy.	☐	☐

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date